                                                                     Exhibit 12

                        BROWNING-FERRIS INDUSTRIES, INC.
                                AND SUBSIDIARIES
               Computation of Ratio of Earnings to Fixed Charges
                                  (Unaudited)

                         (Dollar Amounts in Thousands)

                                                    Nine Months
                                                   Ended June 30,
                                               ----------------------
                                                 1997          1996
                                               --------      --------
Earnings Available for Fixed Charges:

  Income before minority interest
    and extraordinary items                    $193,726      $214,110
  Income taxes                                  129,150       142,740
                                               --------      --------
  Income before income taxes, minority
    interest and extraordinary item             322,876       356,850
  Consolidated interest expense                 134,086       132,497
  Interest expense related to
    proportionate share of 50% owned
    unconsolidated affiliates                    27,470        14,411
  Portion of rents representing the
    interest factor                              28,016        25,703
  Less-Equity in earnings of affiliates
    less than 50% owned                           2,616         2,481
                                               --------      --------
         Total                                 $509,832      $526,980
                                               ========      ========

Fixed Charges:

  Consolidated interest expense and
    interest costs capitalized                 $141,470      $144,539
  Interest expense and interest costs
    capitalized related to proportionate
    share of 50% owned unconsolidated
    affiliates                                   27,470        15,607
  Portion of rents representing the
    interest factor                              28,016        25,703
                                               --------      --------
         Total                                 $196,956      $185,849
                                               ========      ========
Ratio of Earnings to Fixed Charges                 2.59(1)       2.84
                                               ========      ========



(1) Excluding the effects of the third quarter special charges of $84.1 million, the ratio of earnings to fixed charges is 3.02.